EXHIBIT 5

December 29, 2005

PepsiAmericas, Inc.

4000 Dain Rauscher Plaza

60 South Sixth Street

Minneapolis, MN 55402

Re:                             PepsiAmericas, Inc.

Post-Effective Amendment No. 1 to

Registration Statement on Form S-8

(File No. 333-64292)

Ladies and Gentlemen:

In connection with the registration on Form S-8 under the Securities Act of an aggregate of 600,000 shares of common stock under the PepsiAmericas, Inc. Salaried 401(k) Plan and the PepsiAmericas, Inc. Hourly 401(k) Plan, we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the plan, and in accordance with the registration statement, such shares will be validly issued, fully paid and nonassessable shares of common stock of PepsiAmericas, Inc.

We hereby consent to the filing of this opinion as an exhibit to the above described registration statement.

Very truly yours,

BRIGGS AND MORGAN,
Professional Association

By	/s/ Brian D. Wenger
Brian D. Wenger